Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A, No. 333-75786) of Alpine Series Trust, and to the incorporation by reference of our report, dated December 22, 2016, on Alpine Dynamic Dividend Fund, Alpine Financial Services Fund, Alpine Small Cap Fund and Alpine Rising Dividend Fund (the four portfolios comprising Alpine Series Trust), included in the Annual Report to Shareholders for the fiscal year ended October 31, 2016.

/s/ ERNST & YOUNG LLP

New York, New York
February 28, 2017